EXHIBIT 21.1

                       SAFEGUARD HEALTH ENTERPRISES, INC.

                           SUBSIDIARIES OF THE COMPANY
                           ---------------------------

The subsidiaries of SafeGuard Health Enterprises, Inc., a Delaware corporation, are as follows:

1.   SafeGuard Health Plans, Inc., a California corporation
2. Guards Dental, Inc., a California corporation, a wholly owned subsidiary of SafeGuard Health Plans, Inc., a California corporation
3.   SafeGuard Health Plans, Inc., a Florida corporation
4.   SafeGuard Health Plans, Inc., a Nevada corporation
5.   SafeGuard Health Plans, Inc., a Texas corporation
6.   SafeHealth Life Insurance Company, a California corporation
7.   SafeGuard Dental Services, Inc. a Delaware corporation
8.   Health Net Dental, Inc., a California corporation
9.   Health Net Vision, Inc., a California corporation


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